Exhibit 99.1

Apex Fintech Solutions Listed as One of the World’s Most Innovative Tech Solution Providers on FinTech Global’s WealthTech100 List

The recognition underscores Apex’s commitment to driving the modernization of the financial services industry

DALLAS, TX (May 5, 2021) – Apex Clearing Corporation (“Apex” or the “Company”), the “fintech for fintechs” powering innovation and the future of digital wealth management, today announced that it has been named to FinTech Global’s 2021 WealthTech100 list. The prestigious list recognizes the world’s most innovative tech solution providers addressing the digital transformation challenges and opportunities faced by asset managers, private banks, and financial advisors.

Apex is the fast, secure, and reliable digital custody and clearing platform leading the transformation of the financial services industry. Through instant account opening and funding, execution of trades across a wide array of asset classes, streamlined digital asset movements, as well as trade settlement and the safekeeping of customer assets, Apex empowers its clients – which include online brokerages, traditional wealth managers, wealth-tech, professional traders, and consumer brands, among others – with the platform, access, and scalability to close the gaps in wealth management.

“We’re constantly striving to meet the needs of our clients and investors at-large and it is gratifying to see our results being recognized through this listing as a top 100 company trailblazing the way to a digitally-charged wealth management industry,” said William Capuzzi, Chief Executive Officer of Apex. “We’re committed to living up to this praise and look forward to continuing to leverage the power of technology to solve the challenges hindering markets access and financial freedom for all.”

The 2021 WealthTech100 list recognizes the pioneering companies transforming the global investment and banking industries. To select the winners, a panel of analysts and industry experts voted from a list of over 1,000 companies produced by FinTech Global. The finalists were recognized for their innovative use of technology to solve a significant industry problem or generate cost savings or efficiency improvements across the investment value chain.

“The wealth-tech industry has been upended over the last four years as traditional industry models are being quickly replaced by premier, modern digital services,” said FinTech Global director Richard Sachar. “As a result, this year’s process was more competitive than ever, but Apex clearly stood out for its technology-based solutions that have enabled financial freedom so that anyone has the ability to invest and grow their wealth.”

In 2020, Apex Clearing processed 450 million trades, and over 68 million trades in the month of January 2021 alone. The Company currently serves over 200 clients globally, representing almost 15 million customer accounts, 5 million of which have been opened in 2021 and more than 1.5 million of which represent newly opened accounts for crypto assets.

In February 2021, Apex Clearing Holdings LLC, the holding company of Apex Clearing Corporation, entered into a definitive merger agreement with Northern Star Investment Corp. II (NYSE: NSTB), a publicly traded special purpose acquisition company. Following the closing of the transaction, which values Apex at a total enterprise value of approximately $4.7 billion post-money, Apex is expected to become a publicly listed company on the New York Stock Exchange under the new ticker symbol, “APX”. The consummation of the transaction is subject to approval by the stockholders of Northern Star and the fulfillment of certain other conditions.

A full list of the WealthTech100 can be found at www.WealthTech100.com along with more detailed information about the companies.

ABOUT APEX CLEARING CORPORATION

Apex Clearing Corporation, a subsidiary of Apex Fintech Solutions LLC, is the fintech for fintechs powering innovation and the future of digital wealth management. Our proprietary enterprise-grade technology delivers speed, efficiency, and flexibility to firms ranging from innovative start-ups to blue-chip brands focused on transformation to capture a new generation of investors. We help our clients provide the seamless digital experiences today’s consumers expect with the throughput and scalability needed by fast-growing, high-volume financial services businesses. Founded in 2012, Apex Clearing is registered with the SEC, a member of FINRA and a participant in SIPC.

For more information, visit the Apex Fintech Solutions website, and follow the company on Instagram, LinkedIn, and Twitter.

IMPORTANT INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving Northern Star and Apex. On April 8, 2021 Northern Star filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a preliminary proxy statement/prospectus of Northern Star, and certain related documents, to be used at the meeting of stockholders to approve the proposed business combination and related matters. Investors and security holders of Northern Star are urged to read the proxy statement/prospectus, and any amendments thereto and other relevant documents that will be filed with the SEC, carefully and in their entirety when they become available because they will contain important information about Apex, Northern Star and the business combination. The definitive proxy statement/prospectus will be mailed to stockholders of Northern Star as of a record date to be established for voting on the proposed business combination. Investors and security holders are able to obtain copies of the registration statement and other documents containing important information about each of the companies, without charge, at the SEC’s web site at www.sec.gov.

The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

PARTICIPANTS IN THE SOLICITATION

Northern Star, Apex and certain of their respective directors, managers and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Northern Star in favor of the approval of the business combination and related matters. Stockholders may obtain more detailed information regarding the names, affiliations and interests of certain of Northern Star’s executive officers and directors in the solicitation by reading Northern Star’s Final Prospectus dated January 25, 2021, filed with the SEC on January 27, 2021, and the preliminary proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Northern Star’s participants in the solicitation, which may, in some cases, be different than those of its stockholders generally, are set forth in the preliminary proxy statement/prospectus relating to the business combination and will be set forth in the final proxy statement/prospectus relating to the business combination when it becomes available.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

CONTACTS

Investors:

(214) 765-1595

IR@Apexclearing.com

Media:

Carissa Felger/Genna Pirrong

Gasthalter & Co.

(312) 319-9233

ApexClearing@gasthalter.com